BIOACCELERATE, INC.

                   DISCLOSURE INFORMATION














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                             TABLE OF CONTENTS
                                                                         Page

1.  DESCRIPTION OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . .  2

2.  RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  8

3.  MARKET FOR COMMON EQUITY  . . . . . . . . . . . . . . . . . . . . .  . 22

4.  DESCRIPTIONS OF SECURITIES  . . . . . . . . . . . . . . . . . . . .  . 23

5.  IDEMNIFICATION OF DIRECTORS AND OFFICERS  . . . . . . . . . . . . .  . 24

6.  PLAN OF OPERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . 24

4.  DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . 26

5.  EXECUTIVE COMPENSATION   . . . . . . . . . . . . . . . . . . . . . . . 29

6.  RECENT SALES OF UNREGISTERED SECURITIES  . . . . . . . . . . . . . . . 30

7.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS  AND MANAGEMENT AND RELATED
      STOCKHOLDER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . 31

8.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . .  . 32




















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                       DESCRIPTION OF BUSINESS

     FORWARD LOOKING STATEMENTS

This disclosure contains forward-looking statements. The forward-looking statements include all statements that are not statement of historical fact. The forward-looking statements are often identifiable by the use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "seek," "contemplate," "hope," "suggest," "envision," or "continue," or comparable language, or the negative or other variation of those or comparable terms. Our actual results could differ materially from the anticipated results described with forward-looking statements. These forward-looking statement are based largely on our expectation and are subject to a number of risks and uncertainties, including but not limited to: those risks associated with out ability to identify and raise additional capital to complete our product development programs; our allocation of resources as necessary to continue operations; our ability to generate cash flow from revenue or other sources; our ability to use our capital stock for acquisitions, paying expenses or other disbursements, attracting personnel or contracts and other business uses. Many of these factors are beyond our management's control. These uncertainties could cause our actual results to differ materially from the expectations reflected in these forward-looking statements. In light of these risks and uncertainties, we cannot be certain that the forward-looking information contained herein will, in fact, occur. Interested persons should consider carefully the previously stated factors as well as the more detailed information contained elsewhere herein.

            BACKGROUND OF THE COMPANY

Bioaccelerate, Inc. ("Bioaccelerate") is a pharmaceutical development organization ("PDO") incorporated under the laws of the state of Delaware on December 29, 1995.

Bioaccelerate is a development stage company which began doing business as Tallman Supply Corp. Bioaccelerate ceased material commercial operations as Tallman Supply in October 1996 and did not resume active commercial operations until September 2003. On January 14, 1999, Bioaccelerate changed its name to Westminster Auto Retailers, Inc. On December 10, 2002, Bioaccelerate changed its name again to Westminster Medical, Inc. On July 24, 2003, Westminster Medical signed a letter of intent to acquire Pharma Manufacturing Services Limited ("Pharma Manufacturing"), which held assets in the biotechnology sector, and Bioaccelerate changed its name to Bioaccelerate, Inc.

On August 31, 2003, the holders of Bioaccelerate common stock agreed to a 5- for-1 reverse stock split of all of its outstanding shares. This reduced the amount of outstanding common stock from 5 million shares to 1 million shares. On September 1, 2003, Bioaccelerate agreed to acquire 100% of the outstanding shares of Pharma Manufacturing and issued 18,000,000 shares of common stock to Pharma Manufacturing shareholders. The acquisition closed on September 16, 2003. As a consequence of the issuance of
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Bioaccelerate common stock to them in that transaction, the former holders of Pharma Manufacturing obtained the ability to control Bioaccelerate if they would choose to act as a group. On October 8, 2003, Pharma Manufacturing, by then a wholly owned subsidiary of Bioaccelerate, changed its name to Bioaccelerate Ltd

            BUSINESS OVERVIEW

Bioaccelerate seeks to acquire, develop and commercialize novel pharmaceutical products in an efficient, cost-effective way. Bioaccelerate uses its broad network of academic, industry and capital market relationships to expedite drug development and funding to create and operate its subsidiary companies, which are organized by vertical portfolios in five therapeutic areas: cancer, lifestyle disorders, central nervous system disorders (CNS ), cardiovascular disease and anti-infectives. The markets for drugs in these five areas have a combined global value of more than $200 billion a year, according to Reuters Business Insight.
Bioaccelerate conducts its business directly and through its subsidiaries. Bioaccelerate currently holds 100% of Bioaccelerate Ltd. and Bioaccelerate Ltd (BVI), and through these subsidiaries the majority equity interests in the following ten biotech companies:

Oncology:                Evolve Oncology, Inc. (52%), Genar Oncology, Inc.
                         (94%), Innovate Oncology,  Inc. (90%), OncBio, Inc.
                         (90%) CynaOncology, Inc. (94%)

Lifestyle Disorders:     Innova Lifestyle, Inc. (94%),
                         Lifestyle Pharma, Inc. (94%)

Central Nervous System:  CNS Thera, Inc. (94%)

Cardiovascular disease:  InnCardio, Inc. (94%)

Anti-infective:          Anvira, Inc. (94%)

Of those subsidiaries, Evolve Oncology, Inc. (OTC-PS: EVON) and ONC-BIO, Inc (OCT-PS:ONCB) are companies whose common stock trades in the OTC market. The other companies are privately held, but management intends and expects that all or at least some of the privately-held subsidiaries will become publicly trading companies in the future .

In addition, Bioaccelerate currently holds minority equity or other interests in the following biotech subsidiaries:

Oncology:                Bioenvision, Inc (1%Warraants)

Lifestyle disorders:     Enhance Biotech, Inc. (45%)

Cardiovascular disease:  BioCardio, Inc. (50 %)

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Enhance Biotech (OTC-PS:  EBOI) and Bioenvision (NASDAQ : BIVN) are public companies whose common stock trades in the OTC markets, while BioCardio is privately held. Enhance Biotech has recently entered into a merger agreement whereby Ardent Pharmaceuticals Inc., a privately held biotechnology company with an extensive research and development pipeline that includes a number of pre-clinical and clinical drug candidates in the areas of moderate to severe pain, urinary incontinence, premature ejaculation, depression and cardio protection. Pursuant to the merger agreement, Ardent will become a wholly-owned subsidiary of Enhance Biotech and the former Ardent stockholders will receive Enhance Biotech securities amounting, on a fully-diluted basis, to 45% of Enhance Biotech's outstanding equity securities, post-merger. After the merger, which is expected to close in the Fall of 2004, the shareholders of Enhance Biotech Inc will hold 55% of the merged entity. Bioaccelerate will continue to own, on a fully-diluted basis, approximately 22.4% of the outstanding equity securities of Enhance Biotech.

     BUSINESS GOAL

Our management believes that large pharmaceutical companies need additional drugs to fill depleted drug development pipelines, particularly since many existing products of large pharmaceutical companies will soon be losing patent protection. Increasingly those companies seek to fill that gap by in-licensing drugs at the middle to late stages of development rather than acquiring compounds at an earlier stage. We believe that the large in-house basic and applied research staffs of those large pharmaceutical companies increase the overhead of those companies and may also engender institutional resistance to acquisition or development of in-licensed drugs, resulting in costs and delays in development of new drugs by those companies. It also appears to us that that many individual scientists and medical research institutions may lack the expertise or resources to develop promising early stage drug candidates.

Bioaccelerate's business goal is to act as a cost-effective pharmaceutical development organization, identifying commercially viable early-stage compounds from academic, research and medical centers where Bioaccelerate has forged strong relationships, and utilizing our expedited product development structure to provide a cost-effective link between early-stage drug candidates and large pharmaceutical companies.

     STRATEGY

Bioaccelerate and its subsidiaries select, in-license and group, early-stage compounds which their respective managements deem promising in the stand-alone companies which Bioaccelerate has organized by vertical therapeutic areas. Bioaccelerate may utilize its own resources for the initial operations of a newly-formed subsidiary, including its initial in-licensing. However, when a subsidiary company's product pipeline reaches critical mass and achieves certain development milestones, it is intended that the subsidiary company will seek additional funding from the capital markets on its own. Since funding is often only available for later-stage compounds, Bioaccelerate's development resources make it possible for academic institutions and scientists to pursue early- and mid-stage develop of orphaned compounds and technology.

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Bioaccelerate generally favors in-licensing compounds in the early- to mid-
stages of development to reduce the risks and costs associated with new molecular entity (NME) and new chemical entity (NCE) development. Bioaccelerate will continue to advance its clinical development strategy, balancing in-licensing and reformulations with NME and NCE development when it feels it is appropriate.

Bioaccelerate enters into development, marketing and partnership agreements with laboratories, industry experts and large pharmaceutical companies to develop, test and seek regulatory approval for drug candidates. By relying primarily upon contracts with third parties for research, clinical development and project management rather than doing that work in-house, Bioaccelerate is able to maintain a limited infrastructure, particularly as compared with large pharmaceutical companies. Our management believes that this strategy offers a lower risk model for achieving incremental value for investors in new drug products, allows us to accelerate the time it takes for new products to reach the critical Phase II/III clinical trials level, and creates an efficient and cost-effective route from discovery to commercializing a product.

     OUR PRODUCT DEVELOPMENT PORTFOLIO AND PIPELINE

     1. ONCOLOGY

Oncology is the largest therapeutic market focused upon by Bioaccelerate and its subsidiaries. Reuters Business Insight forecasts the global cancer treatment market to grow from $34.3 billion in 2002 to $42.8 billion in 2007. Their research also indicates that the innovative cancer therapy market will triple from $4.3 billion in 2001 to $12.3 billion in 2007.

     EVOLVE ONCOLOGY. Evolve Oncology seeks to acquire, develop and commercialize drugs to treat various types of cancer and cancer pain management. Evolve Oncology's product development portfolio targets lung, breast and other types of cancer. Evolve Oncology's management believes its focus on innovative treatments should benefit from the market opportunity created by multiple patent expirations, particularly in hormonal and cytostatic therapies facing the large pharmaceutical companies. Bioaccelerate will also seek to develop niche drugs passed over by large pharmaceutical companies.

     ONCBIO. OncBio seeks to acquire, develop and commercialize drugs to treat multiple cancers such as breast, lung and chronic myelogenous leukemia. OncBio's product development pipeline focuses on new, innovative compounds as well as enhanced formulations of existing compounds.

     GENAR ONCOLOGY. Genar Oncology seeks to acquire, develop and commercialize a broad platform of compounds to fight cancers. Bioaccelerate's product development portfolio targets multiple cancers, such as a single product one for solid tumors prevalent in breast, lung and colorectal cancer. Management believes these multiple-use products will enhance the drugs' value in the marketplace.

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     INNOVATE ONCOLOGY.  Innovate Oncology seeks to acquire, develop and commercialize compounds targeted at multiple cancers and oncology-related conditions. Some of the oncology related conditions we seek to address are reversing chemo resistance and treating common side effects such as nausea and vomiting. Innovate Oncology's pre-clinical product development portfolio is all based upon scientific approaches which our management believes are innovative.

     CYNAT ONCOLOGY. Cynat Oncology seeks to acquire , develop and commercialize compounds targeted at various Oncology diseases. Bioaccekerate is developing a platform of compounds which have been selected to target multiple cancers, instead of focusing on only one specific disease area. This approach management believe will enhance the compounds future values and give the drugs a greater chance of success.

     2. LIFESTYLE DISORDERS

The lifestyle segment of the global pharmaceutical marketplace is projected to grow from $22.9 billion in 2002 to $29 billion by 2007, according to Reuters Business Insight. Bioaccelerate's management believes its three lifestyle drug subsidiary companies are poised to take advantage of some of the most potentially lucrative segments, including sexual dysfunction, skin diseases and addiction.

     ENHANCE BIOTECH. Enhance Biotech acquires, develops and commercializes drugs to treat lifestyle disorders. Enhance's portfolio of seven products under development target male sexual dysfunction and dermatology, two of the seven major therapeutic segments in the lifestyle drug market. Enhance's lead product targets premature ejaculation, which is the most widespread indication in male sexual dysfunction (MSD). The disorder affects 29% of the adult male population and represents a potential $6 billion market, according to Reuters Business Insight.

Enhance Biotech has recently entered into a merger agreement with Ardent Pharmaceuticals Inc., a privately held biotechnology company with an extensive research and development pipeline that includes a number of pre-clinical and clinical drug candidates in the areas of moderate to severe pain, urinary incontinence, premature ejaculation, depression and cardio protection. Pursuant to the merger agreement, Ardent will become a wholly-owned subsidiary of Enhance Biotech and the former Ardent stockholders will receive Enhance Biotech securities amounting, on a fully-diluted basis, to 45% of Enhance Biotech's outstanding equity securities, post-merger. After the merger the shareholders of Enhance Biotech will own 55 % of the merged entity.

     INNOVA LIFESTYLE. Innova Lifestyle seeks to acquire, develop and commercialize drugs to lifestyle disorders including acne, alcohol addiction and female sexual dysfunction. Awareness has been increasing about the need for effective and safe female stimulants to treat female sexual dysfunction. Analysts at Reuters Business Insight say this disorder is still poorly defined and understood, evidenced by their research that indicates that between 19% and 43% of women in the general population suffer from
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sexual dysfunction. Despite that prevalence, only
26% of women across the major markets seek treatment. Bioaccelerate believes treatment for female sexual dysfunction may be a major market opportunity following in the footsteps of the strong public response to male erectile and premature dysfunction treatments coming to market now.

     LIFESTYLE PHARMA. Lifestyle Pharma seeks to acquire, develop and commercialize drugs to treat lifestyle disorders. Bioaccelerate's portfolio of products under development concentrates on treatments for alcohol addiction, osteoarthritis, interstitial cystitis, osteoarthritis and irritable bowel syndrome. Alcohol addiction affects a patient population of 47 out of every 1000 adults. The current market for this product is estimated to be $300 million.

     3. CENTRAL NERVOUS SYSTEM

The worldwide population with CNS disorders is rising steadily. This increase is being driven by an aging population, improving diagnostic techniques, increasing physician and patient awareness and a gradual shift away from the social stigma traditionally attached to many psychiatric conditions. As the prevalence of CNS disorders rises, so does the cost. In the U.S., it is estimated that more than 20% of healthcare spending is directed towards CNS-related disorders, according to Reuters Business Insight. Alzheimer's disease alone is estimated to cost the U.S. economy $100 billion annually, with a prevalent population of more than 4 million. Bioaccelerate is seeking to tap the potential in this market by developing subsidiaries with diversified products to target the broad range of CNS diseases.

     CNS THERA. CNS Thera seeks to acquire, develop and commercialize compounds targeted against various central nervous system disorders. Bioaccelerate's portfolio of products under development focuses on some of the largest potential markets such as Alzheimer's disease, epilepsy, multiple sclerosis and Parkinson's disease.


     4. CARDIOVASCULAR DISEASE


Among the cardiovascular diseases, a disorder of lipid metabolism called dyslipidemics has had the fastest growth in global sales. In 2002, the global anti-dyslipidemics market generated sales of $21.86 billion and Reuters Business Insight forecasts annual sales to rise to $32.6 billion by 2008. Dyslipidemics is often used as a blanket term to describe any imbalance in the level of blood lipids (fats) and a variety of conditions characterized by either excessively high or excessively low levels of certain lipids in the bloodstream, including cholesterol and triglycerides. Within cardiovascular disease, hypercholester-olemia is the most common risk, with an average prevalence rate of 43.8% or 309 people in the seven major markets.

     BIOCARDIO. Biocardio seeks to acquire, develop and commercialize therapies to treat cardiovascular and metabolic diseases. Bioaccelerate's products under development target heart disease, cholesterol imbalances and chronic obstructive pulmonary disorder (COPD). COPD is lung damage caused by smoking and has the third largest burden of
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disease in the
world. Bioaccelerate believes its novel therapy, if successfully developed and approved, will fill a largely unmet need for treatment.

     INNCARDIO. Inncardio seeks to acquire, develop and commercialize therapies to treat cardiovascular and metabolic diseases including diabetes, artherosclerosis and myocardial ischemia. Approximately 60 million people in seven major markets suffer from diabetes, 17 million in the U.S. alone.

     5. ANTI-INFECTIVES

The global anti-virals market, which is a subset of anti-infective, is forecast to grow from $8.7 billion in 2001 to $14 billion in 2007, according to Reuters Business Insight. Much of that growth comes from the high incidence of viral infections and currently available drugs that are not efficacious. Another growth factor for this therapeutic area is a strategy by big pharmaceutical companies that increasingly target patients in developing countries. Bioaccelerate believes this change creates an opportunity to develop its anti-infective portfolio.

     ANVIRA. Anvira seeks to acquire, develop and commercialize anti-infective products for common diseases such as ear and throat infections as well as pneumonia and bronchitis. Bioaccelerate's current portfolio of products under development consists of reformulations of off-patent anti-infectives.

            OUR EMPLOYEES

Bioaccelerate has six full-time employees. Of these, three are management employees and three are administrative or support staff. Of these employees, three are located in our offices in New York, New York, and three are located in our offices in London, England. All of our employees have executed customary confidentiality and restrictive covenant agreements.

     RISK FACTORS

         Our business, financial condition or operating results are subject to a number of risk factors, both those that are known to us and identified below and others that may arise from time to time. These risk factors could cause our actual results to differ materially from those suggested by forward-looking statements in this document and elsewhere, and may adversely affect our business, financial condition or operating results. If any of those risk factors should occur, moreover, the trading price of our securities could decline, and investors in our securities could lose all or part of their investment in our securities. These risk factors should be carefully considered in evaluating the Company and its prospects.


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WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE
OUR BUSINESS AND TO PREDICT OUR FUTURE OPERATING RESULTS. WE HAVE NOT GENERATED ANY REVENUES TO DATE.

Since our inception, we have been primarily engaged in organizational activities, including developing a strategic operating plan, in-licensing or acquiring drug compounds which we believe to be promising, entering into various collaborative agreements for the development of products and technologies, hiring personnel and developing and testing our products. We have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and prospects can be made.

WE HAVE INCURRED NET LOSSES SINCE COMMENCING BUSINESS AND EXPECT FUTURE
LOSSES.

To date, we have incurred significant net losses, including net losses of $ 2,100,238 for the year ended May 31, 2004. At May 31, 2004, we had an accumulated deficit of $ 2,948,902. We anticipate that we may continue to incur significant operating losses for the foreseeable future. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

CLINICAL TRIALS FOR OUR PRODUCTS WILL BE EXPENSIVE AND MAY BE TIME CONSUMING, AND THEIR OUTCOME IS UNCERTAIN, BUT WE MUST INCUR SUBSTANTIAL EXPENSES THAT MAY NOT RESULT IN ANY VIABLE PRODUCTS.

Before obtaining regulatory approval for the commercial sale of a product, we must demonstrate through pre-clinical testing and clinical trials that a product candidate is safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and expensive process. We will incur substantial expense for, and devote a significant amount of time to pre-clinical testing and clinical trials.

Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Regulatory authorities may require additional clinical trials, which could result in increased costs and significant development delays.

Completion of clinical trials for any product may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  * inability to manufacture sufficient quantities of materials for use in clinical trials;
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  *    slower than expected rate of patient recruitment or variability in the number and types of patients in a study;

  *    inability to adequately follow patients after treatment;

  *    unforeseen safety issues or side effects;

  *    lack of efficacy during the clinical trials; or

  *    governmental or regulatory delays.

We rely primarily upon third parties for development and testing of our products and technologies. If our development agreements do not proceed as planned, we may incur delay in the commercialization of products which would delay our ability to generate sales and cash flow from their sales.

WE MAY FAIL TO ADDRESS RISKS WE FACE AS A DEVELOPING BUSINESS WHICH COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR BUSINESS PLAN.

We are prone to all of the risks inherent to the establishment of any developmental stage business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things,

  *    maintain and increase our product portfolio;

  * implement and successfully execute our business and marketing strategy;

  *    continue to develop new products and upgrade our existing products;

  *    respond to industry and competitive developments; and

  *    attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected.

WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO DEVELOP PRODUCTS.

To achieve profitable operations, we, alone or with others, must successfully develop, clinically test, market and sell our products. The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Most products resulting from our or our collaborative partners' product development efforts are not expected to be available for sale for at least several years, if at all. Potential products that
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appear to be promising at early stages of development may
not reach the market for a number of reasons, including:

  * discovery during pre-clinical testing or clinical trials that the products are ineffective or cause harmful side effects;

  *    failure to receive necessary regulatory approvals;

  *    inability to manufacture on a large or economically feasible scale;

  *    failure to achieve market acceptance; or

  * preclusion from commercialization by proprietary rights of third parties.

To date, our resources have been substantially dedicated to the acquisition, research and development of products and technologies. Most of the existing and future products and technologies developed by us will require extensive additional development, including pre-clinical testing and clinical trials, as well as regulatory approvals, prior to commercialization. Our product development efforts may not be successful. We may fail to receive required regulatory approvals from U.S. or foreign authorities for any indication. Any products, if introduced, may not be capable of being produced in commercial quantities at reasonable costs or being successfully marketed. The failure of our research and development activities to result in any commercially viable products or technologies would materially adversely affect our future prospects.

OUR INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR PRODUCTS REQUIRE OTHER REGULATORY APPROVALS WHICH MAKES IT MORE EXPENSIVE TO OPERATE OUR BUSINESS.

Regulation in General. Virtually all aspects of our business are regulated by federal and state statutes and governmental agencies in the United States and other countries. Failure to comply with applicable statutes and government regulations could have a material adverse effect on our ability to develop and sell products which would have a negative impact on our cash flow. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising of pharmaceutical products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies. These activities are also regulated by similar state and local agencies and equivalent foreign authorities.

FDA Regulation. All pharmaceutical manufacturers in the United States are subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act. Under the Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to the authority to:

  *    initiate court action to seize unapproved or non-complying products;
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  *    enjoin non-complying activities;

  * halt manufacturing operations that are not in compliance with current good manufacturing practices prescribed by the FDA;

  *    recall products which present a health risk; and

  *    seek civil monetary and criminal penalties.

Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any enforcement activities, including the restriction or prohibition on sales of products marketed by us or the halting of manufacturing operations of us or our collaborators, would have a material adverse effect on our ability to develop and sell products which would have a negative impact on our cash flow. In addition, product recalls may be issued at our discretion or by the FDA or other domestic and foreign government agencies having regulatory authority for pharmaceutical product sales. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. Recalls of pharmaceutical products marketed by us may occur in the future. Any product recall could have a material adverse effect on our revenue and cash flow.

FDA Approval Process. We have a variety of products under development, including line extensions of existing products, reformulations of existing products and new products. All "new drugs" must be the subject of an FDA-approved new drug application before they may be marketed in the United States. All generic equivalents to previously approved drugs or new dosage forms of existing drugs must be the subject of an FDA-approved abbreviated new drug application before they may by marketed in the United States. In both cases, the FDA has the authority to determine what testing procedures are appropriate for a particular product and, in some instances, has not published or otherwise identified guidelines as to the appropriate procedures. The FDA has the authority to withdraw existing new drug application and abbreviated application approvals and to review the regulatory status of products marketed under the enforcement policy. The FDA may require an approved new drug application or abbreviated application for any drug product marketed under the enforcement policy if new information reveals questions about the drug's safety or effectiveness. All drugs must be manufactured in conformity with current good manufacturing practices and drugs subject to an approved new drug application or abbreviated application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the new drug application or abbreviated application.

The required product testing and approval process can take a number of years and require the expenditure of substantial resources. Testing of any product under development may not result in a commercially-viable product. Further, we may decide to modify a product in testing, which could materially extend the test period and increase the development costs of the product in question. Even after time and expenses, regulatory approval by the
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FDA may not be obtained for any products we develop. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review. Any regulatory approval may impose limitations in the indicated use for the product. Even if regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. Subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

Foreign Regulatory Approval. Even if required FDA approval has been obtained with respect to a product, foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing. In certain instances, we or our collaborative partners may seek approval to market and sell some of our products outside of the United States before submitting an application for approval to the FDA. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Union approval mechanism for new pharmaceutical products in place, each European Union country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive, and some European Union countries require price approval as part of the regulatory process. Thus, there can be substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed.

Changes in Requirements. The regulatory requirements applicable to any product may be modified in the future. We cannot determine what effect changes in regulations or statutes or legal interpretations may have on our business in the future. Changes could require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Any changes or new legislation could have a material adverse effect on our ability to develop and sell products and, therefore, generate revenue and cash flow.

The products under development by us may not meet all of the applicable regulatory requirements needed to receive regulatory marketing approval. Even after we expend substantial resources on research, clinical development and the preparation and processing of regulatory applications, we may not be able to obtain regulatory approval for any of our products. Moreover, regulatory approval for marketing a proposed pharmaceutical product in any jurisdiction may not result in similar approval in other jurisdictions. Our failure to obtain and maintain regulatory approvals for products under development would have a material adverse effect on our ability to develop and sell products and, therefore, generate revenue and cash flow.

WE MAY NOT BE SUCCESSFUL IN RECEIVING ORPHAN DRUG STATUS FOR CERTAIN OF OUR PRODUCTS OR, IF THAT STATUS IS OBTAINED, FULLY ENJOYING THE BENEFITS OF ORPHAN DRUG STATUS.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition. A disease or condition that affects populations of fewer than 200,000 people in the United States generally constitutes a rare disease or condition. We may not be successful in receiving orphan drug status for certain of our products. Orphan drug designation must be requested before submitting a new drug application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug status is conferred upon the first company to receive FDA approval to market the designated drug for the designated indication. Orphan drug status also grants marketing exclusivity in the United States for a period of seven years following approval of the new drug application, subject to limitations. Orphan drug designation does not provide any advantage in, or shorten the duration of, the FDA regulatory approval process. Although obtaining FDA approval to market a product with orphan drug status can be advantageous, the scope of protection or the level of marketing exclusivity that is currently afforded by orphan drug status and marketing approval may not remain in effect in the future.

Our business strategy could involve obtaining orphan drug designation for certain of the products we have under development. We do not know whether any of our products will receive an orphan drug designation with the FDA and EMEA. Orphan drug designation does not prevent other manufacturers from attempting to develop the same drug for the designated indication or from obtaining the approval of a new drug application for their drug prior to the approval of our new drug application. If another sponsor's new drug application for the same drug and the same indication is approved first, that sponsor is entitled to exclusive marketing rights if that sponsor has received orphan drug designation for its drug. In that case, the FDA would refrain from approving an application by us to market our competing product for seven years, subject to limitations. Competing products may not receive orphan drug designations and FDA marketing approval before the products under development by us.

New drug application approval of a drug with an orphan drug designation does not prevent the FDA from approving the same drug for a different indication, or a molecular variation of the same drug for the same indication. Because doctors are not restricted by the FDA from prescribing an approved drug for uses not approved by the FDA, it is also possible that another company's drug could be prescribed for indications for which products developed by us have received orphan drug designation and new drug application approval. Prescribing of approved drugs for unapproved uses, commonly referred to as "off label" use, could adversely affect the marketing potential of products that have received an orphan drug designation and new drug application approval. In addition, new drug application approval of a drug with an orphan drug designation does not provide any marketing exclusivity in foreign markets.

The possible amendment of the Orphan Drug Act by the United States Congress has been the subject of frequent discussion. Although no significant changes to the Orphan Drug Act have been made for a number of years, members of Congress have from time to time proposed legislation that would limit the application of the Orphan Drug Act. The precise scope of protection that may be afforded by orphan drug designation and marketing approval may be subject to change in the future.

THE USE OF OUR PRODUCTS MAY BE LIMITED OR ELIMINATED BY PROFESSIONAL GUIDELINES WHICH WOULD DECREASE OUR SALES OF THESE PRODUCTS AND,
THEREFORE, OUR REVENUE AND CASH FLOWS.

In addition to government agencies, private health/science foundations and organizations involved in various diseases may also publish guidelines or recommendations to the healthcare and patient communities. These private organizations may make recommendations that affect the usage of therapies, drugs or procedures, including products developed by us. These recommendations may relate to matters such as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and healthcare providers and that result in, among other things, decreased use or elimination of products developed by us could have a material adverse effect on our revenue and cash flows.

WE RELY ON LICENSING OR PURCHASING PRODUCTS AND TECHNOLOGIES TO GROW OUR PRODUCT PORTFOLIO, AND MAY NOT BE EFFECTIVE IN LICENSING OR ACQUIRING NEW PRODUCTS WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR BUSINESS AND BECOME PROFITABLE.

We have adopted a license and acquisition strategy to build our product portfolio. Unless and until we develop and introduce a sufficient number of our own products, we must rely upon the availability for licensing or purchasing of products or technologies of other pharmaceutical or biotechnology companies. Our success in executing this strategy depends on our continued ability to identify and acquire new pharmaceutical products targeted at niche markets within selected strategic therapeutic market segments. Other companies, including those with substantially greater financial, marketing and other resources than us, compete with us for the right to license or acquire these products. We may not be successful in identifying potential product licensing or acquisition opportunities. If any of these opportunities are identified, we may not be able to obtain these licenses or complete these acquisitions on acceptable terms. We may not be able to successfully integrate any licensed or acquired products or technologies into our product portfolio. Our failure to obtain licenses for, or complete acquisitions of, products or technologies within a selected strategic therapeutic market segment or to promote and market commercially successful products or technologies within an existing strategic therapeutic market segment could have a material adverse effect on our ability to grow our business and become profitable. Once we have obtained rights to a product or technology and committed to payment terms, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. Any inability to generate sufficient sales or any subsequent reduction of sales could have a material adverse effect on our revenue and cash flows.

GENERIC PRODUCTS WHICH THIRD PARTIES MAY DEVELOP MAY RENDER OUR PRODUCTS NONCOMPETITIVE OR OBSOLETE.

An increase in competition from generic pharmaceutical products could have a material adverse effect on our ability to generate revenue and cash flow.

BECAUSE MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPABILITIES AND RESOURCES, THEY MAY BE ABLE TO DEVELOP PRODUCTS BEFORE US OR DEVELOP MORE EFFECTIVE PRODUCTS OR MARKET THEM MORE EFFECTIVELY WHICH WOULD LIMIT OUR ABILITY TO GENERATE REVENUE AND CASH FLOW.

Competition in our industry is intense. Potential competitors in the United States and Europe are numerous and include pharmaceutical, chemical and biotechnology companies, most of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than us. Although we seek to limit potential sources of competition by developing products that are eligible for orphan drug designation and new drug application approval or other forms of protection, our competitors may develop similar technologies and products more rapidly than us or market them more effectively. Competing technologies and products may be more effective than any of those that are being or will be developed by us. The generic drug industry is intensely competitive and includes large brand name and multi-source pharmaceutical companies. Because generic drugs do not have patent protection or any other market exclusivity, our competitors may introduce competing generic products, which may be sold at lower prices or with more aggressive marketing. Conversely, as we introduce branded drugs into our product portfolio, we will face competition from manufacturers of generic drugs which may claim to offer equivalent therapeutic benefits at a lower price. The aggressive pricing activities of our generic competitors could have a material adverse effect on our revenue and cash flow.

IF WE FAIL TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING THERAPIES, OUR TECHNOLOGIES AND PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE.

The pharmaceutical industry is characterized by rapid and significant technological change. We expect that pharmaceutical technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technological development by others may result in products developed by us, branded or generic, becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to these products. Alternative therapies or new medical treatments could alter existing treatment regimes, and thereby reduce the need for one or more of the products developed by us, which would adversely affect our revenue and cash flow

WE PRIMARILY DEPEND ON OTHERS FOR CLINICAL TESTING OF OUR PRODUCTS WHICH COULD DELAY OUR ABILITY TO DEVELOP PRODUCTS.

We do not currently have any internal product testing capabilities, although one of our subsidiaries is in the process of acquiring some product testing capabilities. Our inability to retain third parties for the clinical testing of products on acceptable terms would adversely affect our ability to develop products. Any failures by third parties to adequately perform their responsibilities may delay the submission of products for regulatory approval, impair our ability to deliver products on a timely basis or otherwise impair our competitive position. Our dependence on third parties for the development of products may adversely affect our potential profit margins and our ability to develop and deliver products on a timely basis.

WE DEPEND ON OTHERS TO MANUFACTURE OUR PRODUCTS AND HAVE NOT MANUFACTURED THEM IN SIGNIFICANT QUANTITIES.

We have never manufactured any products in commercial quantities, and the products being developed by us may not be suitable for commercial manufacturing in a cost-effective manner. Manufacturers of products developed by us will be subject to current good manufacturing practices prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We may not be able to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with current good manufacturing practices or applicable foreign requirements. Failure by a manufacturer of our products to comply with current good manufacturing practices or applicable foreign requirements could result in significant time delays or our inability to commercialize or continue to market a product and could have a material adverse effect on our sales of products and, therefore, our cash flow. In the United States, failure to comply with current good manufacturing practices or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and our officers and employees.

WE HAVE LIMITED SALES AND MARKETING CAPABILITY, AND MAY NOT BE SUCCESSFUL IN SELLING OR MARKETING OUR PRODUCTS.

The creation of infrastructure to commercialize oncology products is a difficult, expensive and time-consuming process. We currently have very limited sales and marketing capabilities, and intend to rely upon third parties to perform those functions. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. If we desire to market any products directly, we will need to develop a more fulsome marketing and sales force with technical expertise and distribution capability or contract with other pharmaceutical and/or health care companies with distribution systems and direct sales forces. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

WE DEPEND ON PATENT AND PROPRIETARY RIGHTS TO DEVELOP AND PROTECT OUR TECHNOLOGIES AND PRODUCTS, WHICH RIGHTS MAY NOT OFFER US SUFFICIENT PROTECTION.

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties. Through license agreements, we seek to acquire the right to utilize the technology covered by issued patents and patent applications, as well as additional intellectual property and know-how that could be the subject of further patent applications in the future. Patents may not be issued from these applications and issued patents may not give us adequate protection. Issued patents may be challenged, invalidated, infringed or circumvented, and any rights granted thereunder may not provide us with competitive advantages. Parties not affiliated with us have obtained or may obtain United States or foreign patents or possess or may possess proprietary rights relating to products being developed or to be developed by us. Patents now in existence or hereafter issued to others may adversely affect the development or commercialization of products developed or to be developed by us. Our planned activities may infringe patents owned by others.

We could incur substantial costs in defending infringement suits brought against us or any of our licensors or in asserting any infringement claims that we may have against others. We could also incur substantial costs in connection with any suits relating to matters for which we have agreed to indemnify our licensors or distributors. An adverse outcome in any litigation could have a material adverse effect on our ability to sell products or use patents in the future. In addition, we could be required to obtain licenses under patents or other proprietary rights of third parties. These licenses may not be made available on terms acceptable to us, or at all. If we are required to, and do not obtain any required licenses, we could be prevented from, or encounter delays in, developing, manufacturing or marketing one or more products.

We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

We require our employees, consultants, members of the scientific advisory board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information.

IF WE LOSE KEY MANAGEMENT OR OTHER PERSONNEL OUR BUSINESS WILL SUFFER.

We are highly dependent on the principal members of our scientific and management staff. We seek to develop and manage our business on a cost-effective basis, with limited overhead, and one principal means of doing so is to rely upon a relatively small management team. We also rely on consultants and advisors, including our scientific advisors, to assist us in formulating our research and development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly-qualified personnel. We face intense competition for personnel from other companies, government entities and other organizations. We may not be successful in retaining our current personnel. We may not be successful in hiring or retaining qualified personnel in the future. If we lose the services of any of our scientific and management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would adversely affected.

OUR MANAGEMENT AND INTERNAL SYSTEMS MIGHT BE INADEQUATE TO HANDLE OUR POTENTIAL GROWTH.

Our success will depend in significant part on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE WILL BE SUBJECT TO RISKS OF CONDUCTING BUSINESS IN FOREIGN COUNTRIES.

Because we have international operations in the conduct of our business, we are subject to the risks of conducting business in foreign countries, including:

  *    difficulty in establishing or managing distribution relationships;

  * different standards for the development, use, packaging and marketing of our products and technologies;

  * our inability to locate qualified local employees, partners, distributors and suppliers;

  * the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements, including the regulation of pharmaceutical products and treatment; and

  * general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations, and foreign currency risks.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING WHICH COULD AFFECT OUR ABILITY TO OPERATE AS A GOING CONCERN.

We will need additional financing to continue to fund the research and development of our products and to generally expand and grow our business. To the extent that we will be required to fund operating losses, our financial position would deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actionswould otherwise benefit our business.

If adequate financing is not available, we may be required to delay, scale back or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop. Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

THE PRICES WE CHARGE FOR OUR PRODUCTS AND THE LEVEL OF THIRD-PARTY REIMBURSEMENT MAY DECREASE AND OUR REVENUES COULD DECREASE.

Our ability to commercialize products successfully depends in part on the price we may be able to charge for our products and on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health insurers and other third-party payors. Government officials and private health insurers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the pricing flexibility distributors will have with respect to, and the reimbursement status of, newly approved health care products.

In the United States, for instance, we expect that there will continue to be a number of federal and state proposals to implement government control of pricing and profitability of prescription pharmaceuticals. Government imposed controls could decrease the price we receive for products by preventing the recovery of development costs and an appropriate profit margin. Any of these cost controls could have a material adverse effect on our ability to make a profit. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers in connection with medical treatment of certain patients. If any actions are taken by federal and/or state governments, they could adversely affect the prospects for sales of our products.

ACTIONS TAKEN BY FEDERAL AND/OR STATE GOVERNMENTS WITH REGARD TO HEALTH CARE REFORM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OUR PROSPECTS.

Third-party payors may attempt to control costs further by selecting exclusive providers of their pharmaceutical products. If third-party payors were to make this type of arrangement with one or more of our competitors, they would not reimburse patients for purchasing our competing products. This could cause the acceptance and/or use of our products to decline. This lack of reimbursement would diminish the market for products developed by us and could have a material adverse effect on us.

OUR PRODUCTS MAY BE SUBJECT TO RECALL.

Product recalls may be issued at our discretion or by the FDA, the FTC or other government agencies having regulatory authority for product sales. Product recalls, if any in the future, may harm our reputation and cause us to lose development opportunities, or customers or pay refunds. Products may need to be recalled due to disputed labeling claims, manufacturing issues, quality defects, or other reasons. We do not carry any insurance to cover the risk of potential product recall. Any product recall could have a material adverse effect on us, our prospects, our financial condition and results of operations.

WE MAY FACE EXPOSURE FROM PRODUCT LIABILITY CLAIMS AND PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER THE COSTS OF OUR LIABILITY CLAIMS RELATED TO TECHNOLOGIES OR PRODUCTS.

We face exposure to product liability claims if the use of our technologies or products or those we license from third parties is alleged to have resulted in adverse effects to users thereof. Regulatory approval for commercial sale of our products does not mitigate product liability risks. Any precautions we take may not be sufficient to avoid significant product liability exposure. Although we intend to obtain and maintain product liability insurance on our technologies and products at levels with which management deems reasonable, no assurance can be given that this insurance will cover any particular claim or that we will obtain an appropriate level of liability insurance coverage for our development and marketing activities. Existing coverage may not be adequate as we further develop our products. In the future, adequate insurance coverage or indemnification by collaborative partners may not be available in sufficient amounts, or at acceptable costs, if at all. To the extent that product liability insurance, if available, does not cover potential claims, we will be required to self-insure the risks associated with those claims. The successful assertion of any uninsured product liability or other claim against us could limit our ability to sell our products or could cause monetary damages. In addition, future product labeling may include disclosure of additional adverse effects, precautions and contraindications, which may adversely impact product sales. The pharmaceutical industry has experienced increasing difficulty in maintaining product liability insurance coverage at reasonable levels, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical.

WE MAY BE LIABLE FOR THE USE OF HAZARDOUS MATERIALS.

Our research and development activities may involve the use of hazardous materials, chemicals and/or various radioactive compounds by our collaborative partners. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any liability could exceed our resources. Our future collaborative partners may incur substantial costs to comply with environmental regulations, which costs may be passed on to us.

WE MAY ENCOUNTER SIGNIFICANT FINANCIAL AND OPERATING RISKS IF WE GROW OUR BUSINESS THROUGH ACQUISITIONS.

As part of our growth strategy, we may seek to acquire or invest in complementary or competitive businesses, products or technologies. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We may allocate a significant portion of our available working capital to finance all or a portion of the purchase price relating to possible acquisitions although we have no immediate plans to do so. Any future acquisition or investment opportunity may require us to obtain additional financing to complete the transaction. The anticipated benefits of any acquisitions may not be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering markets in which we have no or limited prior experience. The price of our common stock is likely to be volatile and subject to wide fluctuations.

The market price of the securities of biotechnology companies has been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for pharmaceutical and biotechnology stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

      DESCRIPTION OF PROPERTY

Our principal executive offices are located at 712 Fifth Avenue, 19th Floor, New York, New York, 10019-4108. Our telephone number there is 646 723 8946. We also have offices at Savannah House 5th Floor 11-12 Charles II Street, London SW1Y 4QU UK. Our telephone number there is +44 (0) 207 451 2478.


                       MARKET FOR COMMON EQUITY

Bioaccelerate is not aware of any quotations for its common stock, now or at any time since incorporation. As of May 31, 2004, there were 47 holders of record of the issued and outstanding share of issuer's common stock. Bioaccelerate has never paid a dividend on its outstanding equity. Bioaccelerate currently has no established public trading market for its common stock.

                      DESCRIPTION OF SECURITIES

COMMON STOCK

     Bioaccelerate is presently authorized to issue 25,000,000 shares of $.001 par value common stock. Bioaccelerate presently has 24,893,114 shares of common stock outstanding. The shares of common stock outstanding are duly authorized and issued, and are fully paid and non-assessable.

The holders of common stock of Bioaccelerate are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of Bioaccelerate, nor are any common shares subject to redemption or convertible into other securities of Bioaccelerate. Upon liquidation, dissolution or winding up of Bioaccelerate, and after payment of creditors. The assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

              INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Bioaccelerate's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that Bioaccelerate shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any director or officer. In addition, Bioaccelerate's By-laws require it to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of Bioaccelerate for acts which such person reasonably believes are not in violation of the corporations corporate purposes as set forth in the Certificate of Incorporation.

                          PLAN OF OPERATION

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Bioaccelerate Inc is a development stage company which acquires and develops pharmaceutical compounds that have substantial medical and commercial value and during the past year management has been actively expanding its interests in companies and products which the management have identified as meeting these criteria. Company strategy utilizes a development network to accelerate the development of multiple early-stage compounds to Phase II/III clinical development. Management believes this creates a lower risk business model as Bioaccelerate's network enables a timely and cost effective passage from the discovery process up to Phase II/III where substantial incremental value can be created. Bioaccelerate's objective is to become a leading innovator, utilizing the latest technologies to cut down the cost and the amount of time that a drug spends in development.

Bioaccelerate continues to add experienced management to its existing team and that of its portfolio companies. The process is on going exercise to maintain management with the appropriate knowledge and experience. The management team is responsible for company-wide initiatives, significant operating decisions and policymaking; working alongside a scientific advisory board whose function is to advise Bioaccelerate on the scientific aspect of product selection and development.

Bioaccelerate's drug development strategy includes in-licensing compounds from various academic research centers as well as medical centres and independent discovery companies. We have developed extensive relationships with discovery organisations across the U.S and Europe providing multiple clinical development opportunities.

Following the acquisition of Pharma Manufacturing Services Limited in September 2003, Bioaccelerate now has majority equity interests in ten Biotech companies and holds minority equity interests in a further three Biotech companies. The companies and products in which Bioaccelerate currently has equity interests are focused on five vertical therapeutic areas; Cancer, Cardiovascular, Lifestyle, Central Nervous System, and Anti-

Viral. These therapeutic areas have a current combined market value in excess of $200 billion.

Expansion has been funded by (i) a private placement of common stock which closed in February 2004, and raised $5.1million and (ii) a loan facility of $2.5 million. As of May 31,2004, the interest rate was 1.5%. Bioaccelerate believes that becoming part of a public holding company will provide access to capital markets and enable it to increase the pace of its product development programme and support its plans to take the private companies public in the medium term. Bioaccelerate's strategy enables Bioaccelerate to finance its subsidiary operations by financings directly into that subsidiary. In addition Bioaccelerate can access additional funds for expansion via placing shares that it owns in either its subsidiaries or investment holdings providing that they are publicly traded.

There is no assurance that Bioaccelerate has identified products and companies which will ultimately prove to be beneficial to Bioaccelerate and its shareholders. Any target acquisition, merger candidate or floatation of a subsidiary of Bioaccelerate will become subject to the same reporting requirements as Bioaccelerate upon consummation. There is no assurance that Bioaccelerate will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to Bioaccelerate.

Bioaccelerate's business model does not anticipate revenue generation from products sales at this stage. The losses incurred to date are consistent with early stage expectations for the identification and development of biopharmaceutical compounds. Bioaccelerate's subsidiaries are expected to incur losses in development stage of compounds and start to generate revenues and income if and when they are brought to market.

Risks related to Bioaccelerate's industry include, but are not limited to, compliance with extensive government regulations to which Bioaccelerate is subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.

REVENUE

For the year ended May 31, 2004, the Company had no revenue.

OPERATING EXPENSES

During the 12-month period ending May 31, 2004, we incurred $ 1,898,375 of operating expenses, as compared to $848,664 for the year ended May 31, 2003.

NET LOSS

Our net loss for the 12-month period ending May 31, 2004 was $2,100,238, as compared to a net loss of $848,664 for the 12-month period ending May 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

To date, we have incurred significant and increasing net losses. We anticipate that we may continue to incur significant operating losses for some time in the event that our current business plan does not meet expectations.

We have an accumulated deficit of $2,948,902 as of May 31, 2004. We plan to meet our working capital needs in the coming fiscal year through a combination of financing and the possible realization of assets in our holdings.

There can be no assurance as to whether or when we will generate material revenues or achieve profitable operations. Additionally we intend to raise the necessary equity capital to finance our growth plan during the coming year.

We have insufficient relevant operating history upon which an evaluation of our performance and prospects can be made. We are still subject to all of the risks of unforeseen capital requirements, lack of fully developed products, failure or market acceptance, failure to establish business relationships, reliance on outside contractors for the manufacture and distribution, and competitive disadvantages against larger and more established companies. The likelihood of our success must be considered in light of the development cycles of new products and technologies and the competitive environment in which we operate.

Bioaccelerate's viability as a going concern is dependent upon raising additional capital, and ultimately, having net income. Our limited operating history, including our losses, primarily reflects the operations of its early stage.

Before our operating plan can be put into effect, we will require additional financing. Furthermore, in the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated. Based on our operating plan, we are seeking arrangements for a long-term funding through additional capital raising activities or the sale of assets, although there are no specific commitments or arrangements in place.

                   DIRECTORS AND EXECUTIVE OFFICERS
As of May 31, 2004:

Name                  Age         Position

Lee Cole               43         CEO,  President and Director

Kevin Bilyard          45         Senior Vice President and Director
Linden Boyne           61         CFO, Secretary and Director
Andrew Cosentino       50         Senior Vice President  and Director
Christopher O'Toole    46         Senior Vice President and Director
Nigel Rulewski         54         Senior Vice President and Director

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors.

Set forth below is certain biographical information regarding
Bioaccelerate's executive officers and directors:

LEE COLE, CEO AND DIRECTOR

Lee Cole has extensive experience in technology growth companies and the venture capital markets. Lee has been a principal of Tech Capital Group, a technology consulting and investment firm with stakes in private and public information and healthcare technology companies since 1998.

KEVIN BILYARD, SENIOR VICE PRESIDENT AND DIRECTOR

Kevin Bilyard has more than 20 years of experience in drug discovery, product development, licensing strategy and corporate development at major pharmaceuticals, including AstraZeneca and GlaxoSmithKline. In addition to his position at Bioaccelerate, Mr. Bilyard is also Managing Director of Development & Management Resources Ltd., a UK-based consulting firm that provides business development and project management services to early-stage biotechnology and pharmaceutical companies.

From 1996 to 2000 Mr. Bilyard was Product Development Director and then Corporate Development Director at Quadrant Healthcare, a drug delivery biotechnology company. He held a variety of senior management positions at Zeneca Pharmaceuticals (now AstraZeneca) between 1989 and 1996. As International Marketing Manager, Mr. Bilyard planned an initiative that reduced the average drug development time to 5 years from the previous norm of 10 years or more. As international medical planning manager, he developed a template to improve the efficiency and increase the capacity of early-stage development projects, allowing more drug candidates to progress to the critical early clinical decision stage. Mr. Bilyard earned a Ph.D. in Medicinal Chemistry from University of London-University College in 1981.

LINDEN BOYNE, CFO, SECRETARY AND DIRECTOR

Linden Boyne joined NSS Newsagents plc in 1973 as a Regional Manager in charge of 220 stores. He was subsequently appointed to the Board in 1978 and became Retail Managing Director in 1990 with responsibility for 550 branches. Mr. Boyne resigned from NSS Newsagents in 1986 when the Group was taken over by Gallaghers. Since

1991 he has been Secretary at a number
of companies principally Rosegold Ltd. Shopfitters, which prepares stores to open for trade and revamps and renovates old stores. Mr. Boyne has also served as Secretary for Alexander Wolfe, Inc., London Software Industries Inc., Westminster Auto Retailers Inc., and Health 421.com, Inc.

ANDREW COSENTINO, SENIOR VICE PRESIDENT AND DIRECTOR

Andrew Cosentino has more than 25 years of experience addressing matters crucial to the success of developing and mature enterprises, including formation and structuring, capitalization (through public and private equity and debt transactions), operations, intellectual property acquisition and development, contracts, corporate governance, merger, acquisition and disposition, and recapitalization and reorganization of their businesses. Mr. Cosentino's practice, as a partner in large U.S.- based law firms included representation of biotechnology, software, high technology and Internet-related businesses, as well as clients in more mature industries, including United States-based enterprises and businesses based in Europe, Latin America and the Far East. Mr. Cosentino graduated from Yale University in 1976.

CHRISTOPHER O'TOOLE, SENIOR VICE PRESIDENT AND DIRECTOR

Christopher O'Toole has more than 20 years of experience in senior management, marketing and communications roles at international pharmaceuticals including GlaxoSmithKline, Schering-Plough and Quintiles Transnational in both industry and agency positions. He is Chief Executive Officer of Innova Lifestyles, which acquires, develops and commercializes drugs focused on lifestyle disorders, including alcohol dependency, acne and female sexual dysfunction.

Prior to joining Bioaccelerate, Mr. O'Toole served first as Executive Vice President from 1997 to 2000 and then President of Medical Action Communications (MAC), a division of Quintiles Transnational. >From 1995 to 1997 he was the Vice President of International Marketing at Churchill Communications where he identified, secured and developed international programs for U.S.-based pharmaceutical and biotech companies. Mr. O'Toole was an International Strategic Marketing Manager at Schering-Plough in New Jersey from 1989 to 1995 where he created and implemented commercial and clinical strategies for products and portfolios internationally, such as a 15-country launch of an oral antibiotic. He was the Divisional Group Product Manager in the UK-division at Fisons Plc from 1986 to 1989 and product manager positions at Smith Kline & French (now GlaxoSmithKline) from 1976 to s1986.

DR. NIGEL RULEWSKI, SENIOR VICE PRESIDENT AND DIRECTOR

Dr. Nigel Rulewski has more than 25 years of clinical and regulatory expertise in drug development, including licensing, registration strategy, FDA presentations and approval negotiations as medical director at companies such as AstraZeneca and Fisons Plc. He joined Bioaccelerate in January 2004 as Chief Executive Officer of Innovate Oncology. Dr. Rulewski is also Chief Medical Officer for Bioaccelerate. Dr. Rulewski founded

Evolve Oncology, which is among the publicly traded companies in the Bioaccelerate portfolio.

Prior to joining Bioaccelerate, Dr. Rulewski was Chief Medical Officer and a member of the board of directors at Procept, Inc. from 1998 to 2000. He held the position of Vice President-Medical Affairs at Astra USA, Inc. (now AstraZeneca) from 1990 to 1998, where his responsibilities included reviewing compounds to be in-licensed, negotiating agreements for worldwide or U.S. development rights and evaluating biotechnology companies for acquisition or partnership. In his role as Medical Director for International Operations at UK-based Fisons from 1985 to 1987, Dr. Rulewski's responsibilities included established medical departments for territories including South America, Japan and Israel He conducted and managed clinical research teams in areas including cardiovascular, respiratory drugs and devices, neurology and AIDS.

Dr. Rulewski earned his medical degree at the University of London, St. Bartholomew's Hospital Medical School in 1977 and practiced medicine for seven years.

There are no agreements or understanding for an officer or director to resign at the request of another person and none of the officers or directors are acting on behalf of or will act at the direction of any other person.

                        EXECUTIVE COMPENSATION

Summary
Bioaccelerate has not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors. Bioaccelerate has salaries and other compensation to its officers, directors or employees for the year ended May 31 2004 as detailed in the compensation table below. Bioaccelerate has a Service Agreement with Sterling Corporate and Financial Services for the provision of services by the CEO, CFO and Secretary together with certain financial and administrative staff at the rate of $30,000 per month.

 Compensation Table

                                                 NUMBER OF SHARES
PERCENTAGE OF
     NAME         DIRECTOR SINCE  COMPENSATION  (Beneficial and Legal) ISSUED OUTSTANDING
Kevin Bilyard     Jan. 1,  2004     $195,000      100,000                 0.4%
Lee Cole          May 1,   2003           0           0                   0
Linden Boyne      Nov. 19, 2003           0           0                   0
Nigel Ruwleski    Jan.  1, 2004     $200,000      100,000                 0.4%
Chris O'Toole     July 1,  2004     $200,000      100,000                 0.4%
Andrew Cosentino  May 1,   2004           0           0                   0

BONUSES AND DEFERRED COMPENSATION

None

COMPENSATION PURSUANT TO PLANS

None

PENSION TABLE

None

OTHER COMPENSATION

None

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT
There are no compensatory plans or arrangements of any kind, including payments to be received from Bioaccelerate, with respect to any person which would in any way result in payments to any such person because of his or her resignation, retirement, or other termination of such person's employment with Bioaccelerate or its subsidiaries, or any change in control of Bioaccelerate, or a change in the person's responsibilities following a change in control of Bioaccelerate.

               RECENT SALES OF UNREGISTERED SECURITIES

The following information describes issuance of securities by Bioaccelerate, Inc. during the past three years

     1. On August 31, 2003, Bioaccelerate effectuated a 5 to 1 reverse stock split reducing its outstanding common stock to 1,000,000 shares.

     2. On Sept 1, 2003, Bioaccelerate issued 18,000,000 shares of common stock to acquire 100% of Pharma Manufacturing.

     3. Also on Sept 1, 2003, Bioaccelerate issued 625,814 common stock at $2.50 per share as payment for services rendered by a third party.

     4. On February 27, 2004, Bioaccelerate completed a private placement for cash to accredited investors at $1.00 per share. Placement agent commissions amounted to $283,219.

     5. On May 14, 2004, Bioaccelerate issued 168,100 shares to a third party for services rendered.

     6. All Securities referred to above were privately placed to accredited investors in reliance upon exemptions from the Securities Act of 1933, as amended, including Sections 4(2) and 4(6).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the information, to the best knowledge of Bioaccelerate as of May 31, 2004 with respect to each person known by Bioaccelerate to own beneficially more than 5% of the company's outstanding common stock, each director of Bioaccelerate and all directors and officers of Bioaccelerate as a group.

Name and Address                Amount and Nature of          Percent
Beneficial Owner                  Beneficial Ownership        of Class
---------------------        ---------------------------     -----------
Cabo Scientific Partnership        2,708,000                   10.9%
Ste 303 Corn Exchange
Liverpool UK

Jano Holdings Ltd                  1,855,000                    7.3%
Ste F8 Int Commercial Centre
Casemates Gibraltar



Lifescience Ventures Ltd           1,689,000                    6.8%
Ste F8 Int Commercial Centre
Casemates Gibraltar

Madrid Biotech Ventures Ltd        1,860,000                    7.5%
31 Church Road Hendon
London NW4 5EB UK

Mommay Ltd                         1,852,000                    7.4%
PO Box 3175
Road Town, Tortolla, BVI

NabVentures Ltd                    3,700,600                   14.9%
Suite G308, Avda De Las Naciones
Unidas, Cristamar 43b, Puerto Banus
Malaga, Spain 29660

The Company has been advised that the persons listed above have sole voting, investment and dispositive power over the shares indicated above. Percent of Class (third column above) is based on 24,893,114 shares of common stock outstanding on May 31, 2004.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

During the fiscal year ended May 31, 2004, there were no material transactions between the Company and its management.

INDEBTNESS OF MANAGEMENT

To the best of Management's knowledge, during the fiscal year ended May 31, 2004. There were no material transactions or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially, more than 5% of any class of the Company's common stock, or any member of the immediate family of any of the foregoing persons has an interest.

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